Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

WEBFINANCIAL L.P.

THE UNDERSIGNED, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17,

DO HERBY CERTIFY:

FIRST:                      The name of the limited partnership is: WebFinancial L.P.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle and the name of the Registered Agent as such address is The Corporation Trust Company.

THIRD: The name and mailing address of each general partner is as follows:

Name	Address

Web LLC	590 Madison Avenue 32nd Floor New York, NY 10022

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the 16th day of December, 2008.

WEB LLC
Its General Partner

By:	/s/ Louis J. Marasco, Jr.
Name:	Louis J. Marasco, Jr.
Title:	Authorized Person